Exhibit 1.2
FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED DEALER MANAGER AGREEMENT
RREEF PROPERTY TRUST, INC.

THIS FIRST AMENDMENT TO THAT CERTAIN SECOND AMENDED AND RESTATED DEALER MANAGER AGREEMENT, dated August 2, 2023 (this “Amendment”) is entered into by and among DWS DISTRIBUTORS, INC. (the “Dealer Manager”), RREEF PROPERTY TRUST, INC. (the “Company”), and RREEF PROPERTY OPERATING PARTNERSHIP, LP (the “Operating Partnership”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement (as defined below) as amended hereby.

RECITALS
WHEREAS, the Dealer Manager, the Company and the Operating Partnership entered into that certain Second Amended and Restated Dealer Manager Agreement, dated April 21, 2020 (the “Agreement”); and

WHEREAS, in accordance with Section 13.3 of the Agreement, the Dealer Manager, the Company and the Operating Partnership desire to amend the Agreement on the terms and conditions set forth herein.
AGREEMENT

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the parties hereto agree that the Agreement shall be amended as follows:

1.Removal of Heading. The heading reading “Up to $2,300,000,000 in shares of Common Stock, $0.01 par value per share” appearing on first page of the Agreement is hereby removed in its entirety.

2.Amendment to Opening of the Agreement. The salutation and the opening three paragraphs of the Agreement are superseded in their entirety as follows:

“Ladies and Gentlemen:

RREEF Property Trust, Inc., a Maryland corporation (the “Company”), is the sole general partner of RREEF Property Operating Partnership, LP, a Delaware limited partnership that serves as the Company’s operating partnership subsidiary (the “Operating Partnership”). The Company and the Operating Partnership previously jointly and severally entered into the Amended and Restated Dealer Manager Agreement with you, DWS Distributors, Inc., the dealer manager (the “Dealer Manager”), on March 7, 2019. The Company, the Operating Partnership and the Dealer Manager hereby amend and restate the Dealer Manager Agreement as set forth herein, as of April 21, 2020.
The Company has filed one or more Registration Statements (as hereinafter defined) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s ongoing and continuous public offering of the following classes of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”): Class A common stock (the “Class A Shares”), Class I common stock (the “Class I Shares”), Class N common stock (the “Class N Shares”), Class T common stock (the “Class T Shares”), Class T2 common stock (the “Class T2 Shares”), Class S common stock (the “Class S Shares”), and Class M-I common stock (the “Class M-I Shares”). The differences between the classes of shares of Common Stock and the eligibility requirements for each class are described in detail in the Prospectus (as hereinafter defined). The Primary Shares (defined below) are to be issued and sold to the public on a “best efforts” basis through the Dealer Manager for (1) the current offering being conducted as of the date hereof (SEC File No. 333-232425) and as described in Section 1.1 (the “Current Offering”) and (2) subject to Section 14.4, any subsequent public offering by the Company (each a “Follow-On Offering”) of shares of any class of Common Stock offered from time to time hereafter registered under the Securities Act of 1933, as amended (“Securities Act”), and the SEC-registered broker-dealers, registered investment advisers acting through and carrying client accounts in the U.S. with a registered

U.S. broker-dealer or bank, banks and other financial intermediaries, each of which shall be domiciled, located and appropriately licensed in the U.S. and participating in the Offering (the “Participating Broker-Dealers”), at a purchase price equal to the Company’s net asset value (“NAV”) per Share, as reported by the Company, applicable to the class of Shares being purchased on such day (as calculated in accordance with the procedures described in the Prospectus), plus, for Class A, Class T, Class S and Class T2 Shares, applicable selling commissions, subject in certain circumstances to waivers or reductions thereof and, for Class T and Class T2 Shares, applicable up-front dealer manager fees. For stockholders who participate in the Company’s distribution reinvestment plan (the “DRIP”), the cash distributions attributable to the class of Common Stock that each stockholder owns will be automatically invested in additional shares of the same class, except in the case of Class T Shares that convert to Class N Shares, or Class S and Class T2 Shares that convert into Class M-I Shares, in each case as described in the Prospectus. The DRIP Shares are to be issued and sold to stockholders of the Company at a purchase price equal to the Company’s NAV per share, as reported by the Company, applicable to the class of Common Stock being purchased (as calculated in accordance with the procedures described in the Prospectus). As used in this Dealer Manager Agreement, (a) the term “Primary Shares” means shares of Common Stock offered and sold to the public pursuant to the primary portion of an Offering, including the primary portion of the Current Offering and any Follow-On Offering (each, a “Primary Offering”), (b) the term “DRIP Shares” means shares of Common Stock offered to stockholders of the Company pursuant to the DRIP in effect at any time, (c) the term “Offering” means the Current Offering or any Follow-On Offering, as appropriate, and as used herein refers to a public offering of Common Stock pursuant to the Registration Statement on Form S-11 filed with the SEC for the registration of the Offered Shares to be sold in such public offering, and (d) the term “Offered Shares” means the Primary Shares, together with DRIP Shares, to be sold in any Offering.
Class T Shares will only be offered in the Primary Offering of the Current Offering and will not be offered in the Primary Offering for any Follow-On Offering. Class T Shares will continue to be offered in the DRIP in connection with both the Current Offering and any Follow-On Offering.”
3.Amendment to Section 3.2 of the Agreement. Section 3.2 of the Agreement is superseded and replaced in its entirety as follows:

“Dealer Manager Expenses. In addition to payment of the Company expenses described in Section 3.1, the Company shall as reasonably requested by the Dealer Manager directly pay or reimburse the Dealer Manager as provided in the Prospectus for certain costs and expenses incident to the Offering of the Class A, Class I, Class T, Class S, Class M-I, Class T2 and Class N Shares, to the extent permitted pursuant to prevailing rules and regulations of FINRA, including expenses, fees and taxes incurred in connection with: (a) customary travel, lodging, meals and reasonable entertainment expenses incurred in connection with the Offering; (b) costs and expenses of conducting educational conferences and seminars, attending Participating Broker-Dealer sponsored conferences, industry sponsored conferences, informational seminars and educational conferences sponsored by the Company, including actual costs incurred by registered representatives for travel, meals and lodging in connection with the foregoing; (c) customary promotional items; (d) legal counsel to the Dealer Manager, including fees and expenses incurred prior to the Effective Date for the initial Registration Statement filed for an Offering, ; (e) non-transaction based compensation paid to registered persons in connection with the wholesaling of the Offering; (f) actual costs incurred by employees of the Dealer Manager in the performance of wholesaling activities related to the Offering; (g) platform fees of Participating Broker-Dealers; and (h) non-accountable due diligence expenses (i.e. due diligence expenses that are not supported by detailed and itemized invoices) that do not exceed 3% of offering proceeds; provided, however, that, (i) in no event shall any gifts for registered representatives be given that exceed an aggregate value of $100 per annum per individual (or such other limit as may be set forth in FINRA Rule 3220 or other FINRA Rule from time to time) or are preconditioned on achievement of a sales target and (ii) no costs and expenses shall be reimbursed by the Company pursuant to this Section 3.2 which would cause the total underwriting compensation paid in connection with the Offering to exceed 10.0% of the gross proceeds from the sale of the Primary Shares as of the end of the applicable time period prescribed by applicable FINRA rules or regulations, excluding reimbursement of bona fide due diligence expenses as provided under Section 3.3. Any expenses reimbursed pursuant to this Section 3.2 will be reimbursed to the Dealer Manager within thirty (30) days of the Dealer Manager’s presentation of a detailed and itemized invoice or receipt or such other documentation as the Company may deem acceptable for such expenses to the Company. Notwithstanding anything herein to the contrary, (i) the amount of all items of compensation, including all payments and expense reimbursements from any source payable to underwriters, or to the extent for underwriter related services, to affiliates thereof, will not exceed an amount that equals 10% of the gross proceeds of each Offering, including but not limited to the compensation described in Section 3.1 and this Section 3.2 and (ii) the Company shall not directly pay, or reimburse for, the costs and expenses described in this Section 3.2 if the payment or reimbursement of such expenses would cause the aggregate of the Company’s “organization and offering expenses” as defined by FINRA Rule 2310 (including the Company expenses paid or reimbursed pursuant to Section 3.1, all items of underwriting compensation including Dealer Manager expenses described in this Section 3.2 and due diligence expenses described in Section 3.3) to exceed 15.0% of the gross proceeds from the sale of the Offered Shares as of the end of the applicable time period prescribed by applicable FINRA rules or regulations.

4.Amendment to Section 5.2(a) of the Agreement. The second paragraph of Section 5.2(a) of the Agreement is superseded and replaced in its entirety as follows:

“Subject to volume discounts and other special circumstances described in or otherwise disclosed in the Prospectus under the heading “Plan of Distribution,” the Company will pay to the Dealer Manager selling commissions in the amount of 3.0% of the NAV per Class T Share that is a Primary Share sold in the Current Offering (the “Class T Selling Commissions”). The Class T Selling Commissions payable to the Dealer Manager will be paid substantially concurrently with the execution by the Company of orders submitted by purchasers of Class T Shares and may be reallowed by the Dealer Manager to Participating Broker-Dealers.”

5.Amendment to Section 5.2(c) of the Agreement. The third paragraph of Section 5.2(c) of the Agreement is superseded and replaced in its entirety as follows:

“The Company will pay to the Dealer Manager an up-front dealer manager fee of up to 2.50% of the NAV per Class T Share of each Class T Primary Share sold in the Current Offering (the “Class T Dealer Manager Fee”). The Class T Dealer Manager Fee payable to the Dealer Manager will be paid substantially concurrently with, but in no event more than ten (10) days after, the execution by the Company of orders submitted by purchasers of Class T Shares and all or a portion of which may be reallowed by the Dealer Manager to Participating Broker-Dealers. The Dealer Manager’s reallowance of Class T Dealer Manager Fees to a particular Participating Broker-Dealer shall be as set forth in Schedule 1 to the Participating Broker-Dealer Agreement with such Participating Broker-Dealer.

6.Amendment to Section 16 of the Agreement. Section 16 of the Agreement is hereby amended to replace the Dealer Manager notice information with the following:

“If to the Dealer Manager:
DWS Distributors, Inc.
875 3rd Avenue
New York, NY 10022-6225
Attention: Chief Compliance Officer

DWS Distributors, Inc.
222 South Riverside Plaza
Chicago, IL 60606-5808
Attention: President and CEO

DWS Distributors, Inc.
100 Summer Street, Suite 800
Boston, MA 02110-2106
Attention: DWS Legal Department”

7.Agreement. Except as amended herein, the Agreement shall remain in full force and effect.

8.Entire Agreement. This Amendment, together with the Agreement, represents the entire agreement related to the transactions contemplated hereby and thereby, and all prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged herein.

9.Governing Law. This Amendment will be interpreted and enforced in accordance with, and governed exclusively by, the laws of the State of New York, excluding the conflicts of law provisions thereof.

10.Counterparts; Signature. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument. Facsimile and .pdf transmissions of the signature of this Amendment may be relied upon, and shall have the same force and effect, as the original of such signature. The parties hereto further acknowledge and agree that this Amendment may be signed using electronic signature technology (e.g., via Adobe/PDF or Adobe Sign or similar electronic signature technology) and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.

[SIGNATURE PAGES FOLLOW IMMEDIATELY HEREAFTER]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

RREEF PROPERTY TRUST, INC.

By:	/s/ Anne-Marie Vandenberg
Name: Anne-Marie Vandenberg Title: President

By:	/s/ Eric Russell
Name: Eric Russell Title: Chief Financial Officer

RREEF PROPERTY OPERATING PARTNERSHIP, LP

By:	RREEF PROPERTY TRUST, INC., its General Partner

By:	/s/ Anne-Marie Vandenberg
Name: Anne-Marie Vandenberg Title: President

By:	/s/ Eric Russell
Name: Eric Russell Title: Chief Financial Officer

DWS Distributors, Inc.

By:	/s/ Michael B. Hughes
Name: Michael B. Hughes
Title: Director, President and Chief Executive Officer

By:	/s/ Brian Maute
Name: Brian Maute
Title: Head of Relationship Management Segment U.S. Wealth

[Signature Page to First Amendment to Dealer Manager Agreement]